Sunworks Wins $11.5 Million in New Commercial Projects in December 2019; Adjusts 2019 Expectations

ROSEVILLE, Calif. January 8, 2020 - Sunworks, Inc. (Nasdaq: SUNW), a provider of solar power solutions for agriculture, commercial and industrial (ACI), public works and residential markets, today announced that the company has been awarded commercial project wins of $11.5 million in new commercial projects during the final month of 2019.

The company noted that more than 40 new ACI contracts were signed in December bringing the fourth quarter new bookings total to more than $20 million – marking the highest level of new project wins in seven quarters.

Chuck Cargile, Sunworks Chief Executive Officer, noted, “We closed 2019 with momentum on the new orders front and enter the year with an estimate of more than $44 million of ACI and Public Works backlog scheduled for installation in 2020. Included in the total was a $6 million project for an agricultural producer in Nevada. This solar system will substantially reduce the company’s utilities costs associated with field irrigation and protect against future utility rate increases. The remaining project wins vary in size and scope and reflect the success of the year-end push by our sales team.”

Mr. Cargile continued, “Our bookings growth is encouraging. However, we are expecting our fourth quarter 2019 revenue, gross margin and Adjusted EBITDA to decline sequentially from the third quarter of 2019, primarily as a result of delays related to PG&E approvals and permits. Prior to these delays, our expectations were that revenue and gross margin would increase sequentially from the third quarter of 2019 and that our Adjusted EBITDA would be positive. Importantly, we anticipate lower sequential operating expenses in the fourth quarter of 2019, and we expect our cash balance as of December 31, 2019 to be higher than the third quarter of 2019.”

About Sunworks, Inc.

Sunworks, Inc. (NASDAQ:SUNW) is a premier provider of high performance solar power systems. Sunworks is committed to quality business practices that exceed industry standards and uphold its ideals of ethics and safety. Sunworks continues to grow its presence, expanding nationally with regional and local offices. The company strives to consistently deliver high quality, performance-oriented solutions for customers in a wide range of industries including agricultural, commercial and industrial, federal, public works, and residential. Sunworks’ dedication to excellence is reflected in its 25-year warranty, a benchmark that it stands by to support its customers above and beyond their expectations. Sunworks’ diverse, seasoned workforce includes distinguished veterans who bring a sense of pride, discipline, and professionalism to their interaction with customers. All Sunworks’ employees uphold its guiding principles each day. Sunworks is a member of the Solar Energy Industries Association (SEIA) and is a proud advocate for the advancement of solar power. For more information, visit www.sunworksusa.com

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Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding the Company’s future revenue and operating income. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, regulatory, environmental and other factors affecting the Company and its operations, markets and products; the prospects for sales, lower revenues, failure to earn profit, higher costs than expected, potential operating losses, ownership dilution, inability to repay debt, the inability to complete projects within anticipated timeframes and costs, the impact of tariffs imposed by governmental bodies, the impact on the national and local economies resulting from terrorist actions; and other factors detailed in reports filed by the Company. You should also review the risks described in “Risk Factors” in Part I, Item 1A of Sunworks, Inc.’s Annual Report on Form 10-K and in the other reports and documents Sunworks file with the Securities and Exchange Commission from time to time.

Discussion of Non-GAAP Financial Measures

The Company’s management believes that the non-GAAP measure of “Adjusted EBITDA” enhances an investor’s overall understanding of the Company’s financial and operating performance and its future prospects by (i) being more reflective of core operating performance and (ii) being more comparable with financial results over various periods. This measure, when used in conjunction with related financial measures calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), provides investors with an additional financial analytical framework that may be useful in assessing the Company’s financial condition and results of operations. The Company’s management uses this financial measure for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Furthermore, this measure is not intended to be a liquidity measure. Other companies, including other companies in the Company’s industry, may not use this measure or may calculate this measure differently than the Company does, limiting its usefulness as a comparative measure. The Company intends to calculate this non-GAAP financial measure in a consistent manner from period to period.

Adjusted EBITDA is defined as net income (loss), plus interest expense, taxes, depreciation, stock-based compensation, and other non-cash and/or non-recurring items. Information reconciling forward-looking Adjusted EBITDA to GAAP financial measures is unavailable to the Company without unreasonable effort because future events are not currently estimable with a reasonable degree of accuracy. Also, no numerical measure for Adjusted EBITDA has been provided. Therefore, no reconciliation to the most comparable GAAP measure is provided.”

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Investor Relations Contact:

Rob Fink

FNK IR

646.809.4048

rob@fnkir.com